Bond Labs NDS Division Again Increases Revenue over Prior Year Period

NDS January 2011 Revenue Increases 31% over January 2010

February 8, 2011

OMAHA, Neb.--(BUSINESS WIRE)-- Bond Laboratories, Inc. (OTCBB:BNLB) (Bond Labs), an innovative manufacturer of functional beverages and nutritional products, today announced continued strong revenue growth at its NDS Nutrition (NDS) division. NDS revenue for the month ended January 31, 2011 increased 31% over the comparable period in 2010 from $600,943 to $785,837.

“Revenue growth continues to be driven by our intensely brand-loyal customers and the enhanced new products added to NDS’ existing pre-workout line. It is also largely due to an increase in the number of franchised locations of the nation's leading nutritional supplement retailer now carrying NDS products,” commented Mr. John S. Wilson, CEO of Bond Laboratories.

Sales results from NDS’ pre-workout category were particularly impressive, posting a 93% increase over the comparable period last year. Leading the way for NDS’ pre-workout line is Pump Fuel®, which finished 2010 as one of the top selling pre-workout products in the franchise system of the nation's leading nutritional supplement retailer. In December 2010, NDS launched ACG3, the latest addition to its line of pre-workout products. “The launch of ACG3 continues NDS’ long-standing tradition of developing innovative, high-quality sports nutrition products,” stated Mr. Wilson. “Initial market feedback for ACG3 has been extremely positive and we are rapidly expanding availability of ACG3 throughout our distribution channels.”

About Bond Labs

Bond Laboratories is a manufacturer of innovative nutritional supplements and beverages. The Company produces and markets products through its NDS Nutrition and Fusion Premium Beverages divisions. NDS' products number over 60 brands of energy, sports, and dietary supplements. These products are sold directly through specialty health and nutrition retailers, including top-selling products at GNC® franchises. Fusion Premium Beverages manufactures functional beverages, including the hangover prevention drink Resurrection™. Bond Labs is headquartered in Omaha, Nebraska. For more information, please visit .

Safe Harbor

Statements about the Company’s future expectations and all other statements in this press release other than historical facts, are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and as that term is defined in the Private Securities Litigation Reform Act of 1995. The Company intends that such forward-looking statements be subject to the safe harbors created thereby. The above information contains information relating to the Company that is based on the beliefs of the Company and/or its management as well as assumptions made by and information currently available to the Company or its management. The company does not undertake any responsibility to update the forward-looking statements contained in this release.

Contact

Surety Financial Group, LLC

410-833-0078

Source: Bond Laboratories, Inc.